Exhibit 99.1

                                                                      [LOGO] IES

March 2004                                                     www.ies-co.com

Integrated Electrical Services
(NYSE: IES)

Company & Investment Profile
--------------------------------------------------------------------------------
Key Investment Points

o IES is the largest provider of electrical contracting services in the U.S. with approximately 140 locations across the country. Its size, diverse customer base and breadth of services give the Company significant advantages in the marketplace and cushion it from economic swings.

o The Company's size allows it to provide nationwide service to larger customers and to execute simultaneous multi-site projects.

o In 2004 and 2005, many sectors where IES has significant strength and tends to have higher profit margins, such as manufacturing facilities, hotels, office buildings and retail centers, are expected to have significant construction growth.

o IES is well positioned to take advantage of any power grid upgrade work. Power utility work comprises seven percent of IES' current backlog, including electrical infrastructure projects. IES has two subsidiaries dedicated to this type of work and four others with a focus in this area.

o IES is beginning the growth phase, which is the third part of a three-phased strategy. The first two phases improved IES' performance metrics, increased integration and positioned the Company for continued growth. IES made its first acquisition in three years in February 2003, Riviera Electric in Colorado.

o IES generated record cash flow from operations ("CFFO") of $53.4 million in 2002 and $39.3 million in 2003. In the first quarter of 2004, IES generated another record $6.4 million CFFO.

o IES called $75 million of its 9 3/8% Senior Subordinated Notes and entered into a new 4 year credit facility totaling $175 million. These transactions will lower total debt to $223 million, a $25 million reduction.

o IES maintains strong corporate governance policies, including split CEO and Chairman positions and an eight-person board with five independent directors.

(Amounts in Millions, except per share data)
----------------------------------------------------------------
Price (2/24/04)                                          $10.59
52 Wk. High/Low                                  $11.50 - $3.50
Total Shares (as of 1/23/04)                               38.4
Equity Market Cap.                                         $407
Average Daily Volume (total shares)                     160,000
Cash (as of 12/31/03)                                       $44
Total Debt (as of 12/31/03)                                $248
Total Enterprise Value (TEV)*                              $611
Institutional Ownership (as of 12/31/03)                    60%
Inside Ownership (as of 12/31/03)                           24%

----------------------------------------------------------------
----------------------------------------------------------------

2004 EPS Guidance (per share)                     $0.55 - $0.75
2004 P/E Multiple                                 19.3x - 14.1x
Price / Sales Multiple                                     0.3x
Price / Book Value Per Share                               1.5x
Book Value Per Share (per share)                          $6.96

----------------------------------------------------------------
Total Enterprise Value = Equity Market Cap. + Debt - Cash

                        IES HAS OUTPERFORMED THE S&P 500

                               [GRAPHIC OMITTED]


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NYSE: IES          (C)2004 Integrated Electrical Services, Inc.           Page 1

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

INTEGRATED ELECTRICAL SERVICES, INC. - Summary Financial Data
--------------------------------------------------------------------------------

(Dollars in Millions)
--------------------------------------------------------------------------------
                            SUMMARY INCOME STATEMENT
--------------------------------------------------------------------------------

                                                  FYE - September 30,
                                            -----------------------------
                                             2001       2002       2003
                                            -------    -------    -------
Revenue                                     $ 1,693    $ 1,475    $ 1,449
Cost of Services                              1,386      1,254      1,241
                                            -------    -------    -------
Gross Profit                                    308        222        207
SG&A                                            214        174        154
Restruct. Charge                               --            6       --
Goodwill Amort                                   13       --         --
                                            -------    -------    -------

Operating Income                                 81         42         54
Interest Expense                                (26)       (27)       (26)
Other, net                                     --            1          1
                                            -------    -------    -------

Pretax Income before Accounting Change           55         16         29
Taxes                                            26          6          8
Cumulative effect of Accounting Change         --          283       --
                                            -------    -------    -------
Net Income                                  $    29    $  (273)        20
                                            =======    =======         ==
Net Income before Accounting Change         $    29    $    10         20

Diluted EPS                                 $  0.70    $ (6.86)   $  0.52

Accounting Change*                             --        (7.11)      --
                                            -------    -------    -------
Operating EPS*                              $  0.70    $  0.25    $  0.52
Diluted Shares                                 40.9       39.8       39.2

* Before cumulative effect of change in accounting principle, net of tax.

--------------------------------------------------------------------------------
                                  KEY MARGINS
--------------------------------------------------------------------------------
                                                 FYE - September 30,

                                             2001       2002        2003
                                             ----       ----        ----
Gross Margin                                18.2%      15.1%       14.3%
SG&A as % Revenues                          12.6%      11.8%       10.6%
Operating Margin                             4.8%       2.8%        3.7%
Pretax Margin                                3.2%       1.1%        2.0%
Net Margin                                   1.7%       0.7%        1.4%
Return on Equity                             5.5%       5.1%        7.6%
Return on Assets                             2.8%       1.4%        2.8%
WACC (Weighted Average Cost of Capital) - Approximately 11%

-----------------------------------------------------------------------------------------
                                       2001          2002           2003           2004*
-----------------------------------------------------------------------------------------
52 Wk High                            $10.00        $6.50          $7.76          $11.50
52 Wk Low                              $4.90        $3.07          $3.10           $9.26
TEV/Op. Income High                     7.9x         7.0x           9.4x
TEV/Op Income Low                       3.3x         5.7x           6.0x
P/E High                               10.5x        13.0x          14.9x     20.9x-15.3x
P/E Low                                 5.2x         6.1x           6.0x     16.8x-12.3x

*Share prices in 2004 are YTD and EPS is the corporate guidance range.

--------------------------------------------------------------------------------
                        SUMMARY BALANCE SHEET AND RATIOS
--------------------------------------------------------------------------------
(Dollars in Millions)                               FYE - September 30,
                                             --------------------------------
Assets                                         2001           2002       2003
                                               ----           ----       ----
   Current Assets                              $453           $438       $447
   Total Assets                              $1,034           $722       $726

Liabilities and Equity

   Current Liabilities                         $216           $194       $180
   Total Debt                                  $289           $249       $248
   Stockholders' Equity                        $529           $254       $268
Working Capital % of Revenue*                 13.8%          14.4%      15.6%
Capital Expenditures as % Revenue              1.5%           0.8%       0.6%

* Working Capital = Cur. Assets less Cash minus Non-Interest Bearing Cur. Liabilities.

--------------------------------------------------------------------------------
                                    BACKLOG*
--------------------------------------------------------------------------------
(Dollars in Millions)

              1999                   $644
              2000                   $726
              2001                   $789
              2002                   $801
              2003                   $708
            Q1 '04                   $714

* Excludes divestitures and is work which the Company has a signed contract for, but has not yet completed.

                               [GRAPHIC OMITTED]


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NYSE: IES          (C)2004 Integrated Electrical Services, Inc.           Page 2

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

Table of Contents
--------------------------------------------------------------------------------

Key Investment Points ...................................................    1
Summary Financial Data ..................................................    2
Company Overview ........................................................    5
Three-Phase Strategic Plan ..............................................   12
Recent Financial Results and Guidance ...................................   16
Customer Overview .......................................................   17
Accounting and Finance Overview .........................................   18
IES Offices and Management Structure.....................................   20
Corporate Governance ....................................................   21
Industry Overview .......................................................   23
Outlook and Valuation ...................................................   27
Income Statement ........................................................   31
Balance Sheet ...........................................................   33
Statement of Cash Flows .................................................   34

Appendix
Construction Accounting Primer ..........................................   35


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NYSE: IES          (C)2004 Integrated Electrical Services, Inc.           Page 3

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

      Disclosure Statement
      --------------------------------------------------------------------------

      This report was prepared by Integrated Electrical Services, Inc. ("IES" or the "Company"). The opinions shared in this document are the beliefs of management at the time of printing.

      This document includes certain statements, including statements relating to the Company's expectations of future operating results, that may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In addition to historical information, this document contains forward-looking statements made by the management of IES. Such statements are typically identified by terms expressing future expectation or goals. These forward-looking statements, although made in good faith, include assumptions, expectations, predictions, intentions or beliefs about future events and are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause such differences include, but are not limited to, inherent uncertainties relating to estimating future results, fluctuations in operating results because of down-turns in levels or types of construction, incorrect estimates used in entering fixed-price contracts, difficulty in managing operations in existing, geographically-diverse operations, the high level of competition in the construction industry, the impact of variations in interest rates, general level of the economy, changes in the level of competition in the electrical industry, changes in the costs of labor, changes in the cost or availability of bonds required for certain types of projects, inability to find sufficient numbers of trained employees, inability to successfully achieve or maintain planned business objectives, inaccurate estimates used in percentage of completion calculations, the unknown effect of U.S. involvement in armed conflict, and seasonal variation in the ability to perform work.

      Financial performance may be affected by many other important factors including the following: the ability of IES to attract and retain key personnel; the amount and rate of growth in IES' general and administrative expenses; the ability of IES to stay within the limits of the credit ratios set out in its debt covenants; changes in inflation or other general economic conditions affecting the domestic construction and electrical contracting industry; unanticipated legal proceedings and
      unanticipated  outcomes  of  legal  proceedings;   changes  in  accounting
      policies and practices required by Generally Accepted Accounting Principles, the Securities and Exchange Commission and other regulatory bodies. Maintaining or achieving growth from operations is dependent primarily on achieving anticipated levels of earnings before depreciation, amortization, and other non-cash charges, controlling expenditures to budgeted levels, collecting accounts receivable, and maintaining costs at current or lower levels.

      IES cautions readers that these factors as well as others, in some cases have affected, and in the future could affect, IES' actual results and could cause IES' results in the future to differ materially from the goals and expectations expressed herein and in any other forward-looking statements made by or on behalf of IES. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinion only as the date hereof. The Company takes no obligation to revise or publicly release the results of any revision of these forward-looking statements. If any revisions are made to this document, the revisions will necessarily be delayed from the occurrence of the event or receipt of the information upon which the revision will be based. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the Securities and Exchange Commission, including annual reports on Form 10-K.


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NYSE: IES          (C)2004 Integrated Electrical Services, Inc.           Page 4

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

      Company Overview
      --------------------------------------------------------------------------

      Integrated Electrical Services ("IES" or the "Company") is the nation's leading provider of electrical solutions to the commercial, industrial, residential and service markets. The Company provides a full range of services from system design, build and installation to long-term service and maintenance on a wide array of projects including: high-rise residential and office projects; retail facilities; power plants; municipal infrastructure; health care facilities; and single-family and multi-family homes. In addition to electrical services, IES provides all aspects of low voltage wiring and installation services including voice and data cabling communications systems, fire and security systems and building communication systems, eliminating the need for multiple vendors. IES has two business segments, Commercial/Industrial and Residential. In 2003, 81% of revenues were from Commercial/Industrial, and 19% of revenues were from Residential. IES' service and maintenance work is performed within the Commercial/Industrial segment and accounted for 8% of IES' revenue in fiscal 2003.

      IES is headquartered in Houston, Texas and has developed a national footprint of approximately 140 locations and 12,300 employees currently serving the continental 48 states, with a concentration in the Sunbelt. The Company began in 1997. At the time of its IPO in January 1998, the Company had revenues of approximately $313 million. Since that time, IES has grown rapidly through acquisitions and internal growth. From 1997 to 2003, revenues increased at a compounded annual growth rate of approximately 29%. Included in that growth was approximately 5% organic or "same store sales" growth.

      Exhibit 1
      IES Has a Nationwide Presence

Well positioned geographically with 140 locations across the U.S.

                                [GRAPHIC OMITTED]

      Geographic and Market Sector Diversity

      IES has established both geographic and market sector diversity, which helps to insulate the Company from sector cyclicality. IES' national presence mitigates region specific economic slowdowns. IES' presence in the southwest and in Florida has been particularly beneficial through this most recent construction decline because these areas were less impacted than some of the other regions of the U.S. The impact of a slowdown in a


================================================================================
NYSE: IES          (C)2004 Integrated Electrical Services, Inc.           Page 5

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

      particular industry tends to be muted when compared to its smaller, more geographically concentrated competitors.

      IES has significant market diversity, with no market contributing more than 13% of IES' revenues in fiscal 2003. Additionally, IES' proficiency in a variety of industries allows it to be flexible and to share its expertise across regions. For instance, with the increase in healthcare construction spending over the past 2 years, one of the Company's subsidiaries that specializes in healthcare facilities construction has trained and aided other IES subsidiaries so the Company is able to perform complex healthcare projects across the U.S. The residential market was particularly strong in calendar 2003, with single family housing starts higher than 2002's already record year. The strength in the residential markets has helped to counter some of the weakness IES experienced in the commercial/industrial segment resulting from the economic downturn. Additionally, IES has established proprietary systems and processes which help the Company bid on projects, manage projects once they have been awarded and maintain and track customer information. Through the consolidation of over 85 entities, IES has taken the best practices and leveraged those systems and processes across the entire organization for best in class practices. The Company's ability to transfer knowledge and practical experience across its national footprint has provided this diversity and distinguished IES from its competitors.

      Exhibit 2
      IES' Geographic and Market Diversity

Highly diversified with no region or market accounting for a significant portion of revenues

      -------------------------
      GEOGRAPHIC DIVERSITY
      -------------------------
      Mid Atlantic          14%
      Midwest                5%
      Northeast              6%
      Northwest              5%
      South                 36%
      Southeast             23%
      Southwest             11%


      -------------------------
      MARKET DIVERSITY
      -------------------------
                                            Percentage
                                            of Revenue
                                            ----------
      Single Family                           13.0%
      Health Care                              9.0%
      Heavy Industry/Manufacturing             9.0%
      Hotels/Condos                            9.0%
      Institutions                             9.0%
      Service                                  8.0%
      Utilities                                7.0%
      Office Buildings                         6.0%
      Retail                                   6.0%
      Communications                           5.0%
      Other Commercial                         5.0%
      Airports                                 3.0%
      Distribution                             2.0%
      Highway                                  2.0%
      Government                               1.0%

Largest business segment expected to grow after construction spending decline in 2002 and 2003

      Commercial/Industrial Segment

      IES provides services on commercial construction projects at hospitals; high-rise buildings including office buildings; hotels and condominiums; retail buildings; and schools and institutional buildings. In industrial construction, IES provides services for: utilities, including power generation and overhead and underground lines; water and waste water facilities; manufacturing facilities; distribution centers; heavy industrial projects; highway and transportation projects; airports; and military and government installations.

      New commercial and industrial work begins with either a design request or engineer's plans from the owner or general contractor. Initial meetings with the parties allow the contractor to prepare preliminary and then more detailed design specifications, engineering drawings and cost estimates. Once a project is awarded, it is conducted in scheduled phases, and progress billings are rendered to the owner for payment, less a retainage of 5% to 10% of the


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NYSE: IES          (C)2004 Integrated Electrical Services, Inc.           Page 6

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

      construction cost of the project. Actual fieldwork is coordinated during these phases, including: ordering of equipment and materials; fabrication or assembly of certain components; delivery of materials and components to the job site; scheduling of work crews; and inspection and quality control. IES generally provides the materials to be installed as a part of these contracts, which vary significantly in size from a few hundred dollars to several million dollars. The average contract size is between $500,000 and $600,000 and requires between six and nine months to complete. In 2003, the Company serviced over 10,000 projects with approximately 500 contracts in backlog over $1 million each in value and an additional 75 are estimated to be greater than $5 million.

      The Commercial/Industrial margins over the 2001-2003 period experienced substantial decline as a result of the slowing economy and reduced construction spending. Prior to the economic slowdown at the end of 2001, IES earned gross margins of 17% to 19% in its Commercial/Industrial segment. In 2003, IES realized a 12.7% gross margin in its Commercial/Industrial segment, approximately 1% higher than the average gross margin in backlog. The increase was caused by a number of factors including: service work, which tends to be higher margin, is not backlogged; change orders which occur during the execution of a project; approximately 25% of the work in IES' backlog is negotiated work which often has higher realized margins as a result of the allocation of SG&A expenses; and an overall increase in margin resulting from the completion of projects under estimated cost.

      Service Work

      Within the Commercial/Industrial segment, IES performs service work as well as communications and power generation work. Service and maintenance work is included in the Commercial/Industrial sector and accounted for 8% of IES' revenues in 2003. It is typical for IES to perform service work or have long-term service and maintenance contracts on projects the Company has initially built. This work tends to have slightly higher margins, ranging from 18% to 22%, and is slightly more capital intensive due to the need for service trucks stocked with inventory.

      Low-voltage market

      Low-voltage services include work on communications and power line applications. Low- voltage communication services consist primarily of design, installation and maintenance of voice and data communication cabling systems; design and installation of local and wide area networks; fiber optic wide area network transmission lines (outside plant construction); and communications space planning and video/CCTV/CATV distribution design and installation. Projects entail the installation of both cross-country fiber lines and local outside fiber lines, as well as premise wiring systems ("fiber to desk"). Projects range in scope from small office networks to networks for multi-site institutions. Often, installation work is done in tandem with traditional electrical contracting work.

      The Company's work for the power line market consists primarily of the installation, repair and maintenance of electric power transmission lines and the construction and maintenance of electric substations. IES generally serves as the prime contractor and performs substantially all of the construction work on these contracts. Customers in this market are utilities and government agencies. The Company believes demand for power line services is driven by: new infrastructure development; utilities' efforts to reduce costs through the outsourcing of power line installation and maintenance services in anticipation of deregulation; and the need to modernize and increase the capacity of existing transmission and distribution systems.

      Power Utility

      IES does a significant amount of power, power line and "electrical grid" work. The Company has two subsidiaries dedicated to that type of work and another four that have a


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NYSE: IES          (C)2004 Integrated Electrical Services, Inc.           Page 7

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

      specific focus in that area. In fiscal 2003, 5.3% of IES' revenue was from power utility work. Although current construction spending estimates from F.W. Dodge indicate that spending in this sector will be down in 2004, power outages during 2003 may encourage heightened spending levels. IES is uniquely positioned to perform additional work in this area and has the ability to ramp-up its operations for the power utility sector quickly. In 2001, IES performed $138 million of work for power utility projects.

      Exhibit 3
      Revenue Breakdown by Services Performed

IES' revenues are diversified across the electrical and communications segments

---------------------
REVENUE BY TYPE
---------------------
(Dollars in Millions)
                          2000     2001     2002     2003
                        ------   ------   ------   ------
Power Utility           $  122   $  138   $  111   $   77
Communications             119      114      122       65
Service and Maint.         132      135      113      109
Residential                251      257      282      276
Commercial/Industrial    1,049    1,048      847      921

IES'  most  profitable   business   segment   continues  to  experience   record
construction levels

      Residential Segment

      IES is the largest residential electrical contractor in the country. IES' residential segment is composed of three different types of projects: single family homes, often tract homes with entire subdivisions built at one time; high-end single family custom homes, which are often quite large and include the latest trends in security and technology; and multifamily low rise apartments, condominiums and town homes. While multi-family projects are entered into the backlog, single family homes typically are not due to the short turn around time.

      Residential segment gross margins have ranged between 21% and 23%. With robust residential construction spending in 2002 and 2003, margins remained strong, however recent increases in copper prices as well as increased competition held IES' 2003 residential gross margins to 21%. New low interest rates have driven demand for new homes, creating the record levels of spending. During 2003, single family housing starts were higher than last year's already record year.

================================================================================
NYSE: IES          (C)2004 Integrated Electrical Services, Inc.           Page 8

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

C&I operating income margins improvings

      Exhibit 4
      Operating Segment Data


(Dollars in Millions)
-------------------------------------------------------------------------------------------------------------------
                                           % Chg.                               % Chg.                      % Chg.
                             2000         2001/2000      2001         2002     2002/2001       2003       2002/2003
-------------------------------------------------------------------------------------------------------------------
Revenues
Commercial and Industrial   $1,421.4         1.0%      $1,435.8    $1,193.4      -16.9%      $1,172.4       -1.8%
Residential                    250.9         2.6%         257.4       282.0        9.6%         276.2       -2.1%

Gross Profit
Commercial and Industrial   $  244.8         1.8%      $  249.1    $  159.9      -35.8%      $  149.2       -6.7%
Residential                     55.0         6.4%          58.5        61.7        5.4%          58.0       -6.0%

Operating Income

Commercial and Industrial   $   89.8        11.2%      $   99.9    $   36.5      -63.5%      $   48.1        32.1%
Residential                     29.9       -12.9%          26.1        34.6       32.9%          24.9       -28.1%

Gross Profit Margin
Commercial and Industrial       17.2%        0.7%          17.3%       13.4%     -22.8%          12.7%      -5.0%
Residential                     21.9%        3.7%          22.7%       21.9%      -3.8%          21.0%      -4.0%

Operating Income Margin
Commercial and Industrial        6.3%       10.1%           7.0%        3.1%     -56.1%           4.1%      34.4%
Residential                     11.9%      -15.1%          10.1%       12.3%      21.3%           9.0%     -26.6%

      Backlog

      Backlog is a key indicator of the Company's future revenues, and IES has a history of a consistent backlog. Backlog is the amount of work IES has signed contracts for but has not yet completed. Total backlog increased in the first quarter of 2004 to $714 million from $708 million at the end of 2003. During the first quarter of 2004, IES added $189 million of new work compared to $155 million in the first quarter of 2003.

      The Company's backlog decreased to $708 million as of September 30, 2003 from approximately $801 million as of September 30, 2002. This decline is the result of many factors including the removal of $16.5 million of project work due to financial difficulties of a single customer. IES also changed the backlog calculation method for many industrial long-term maintenance contracts at the end of 2003, eliminating approximately $29 million in work from backlog. This work is not recorded in backlog although it is still a source of revenues for IES. From 2001 through 2003, IES worked on a few very large contracts that spanned two to three years each which significantly increased backlog. These larger projects are nearing completion, thus lowering the total backlog.

      Backlog is comprised primarily of Commercial/Industrial projects, since most service work (except for long-term service contracts) and most single family residential projects are not "backlogged" due to the short-term nature of the projects. IES' ability to gain market share and maintain its revenue base is a significant accomplishment. The Company's strong backlog performance serves to highlight the advantage of its size and diverse customer base. Exhibit 5 is an analysis of IES' recent backlog trends as well as a review of IES' backlog by market type.


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NYSE: IES          (C)2004 Integrated Electrical Services, Inc.           Page 9

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Electrical Services, Inc. and is not an independent analyst report.

      Exhibit 5
      Breakdown of Backlog by Market and Historical Backlog Trends

      -----------------------------------------
      MIX OF BACKLOG - 9/30/2003
      -----------------------------------------
                                    Percentage
                                    of Backlog
                                    ----------
      Institutions                      17%
      Hotels/Condos                     12%
      Health Care                       12%
      Utilities                         11%
      Apartments                         9%
      Airports                           7%
      Office Buildings                   7%
      Other Commercial                   6%
      Retail                             5%
      Heavy Industry/Manuf.              5%
      Highway                            4%
      Distribution                       3%
      Communications                     2%
      Government                         1%

      -------------------------------
      HISTORICAL BACKLOG
      (Dollars in Millions)
      -------------------------------
        1999           $644.0
        2000           $726.0
        2001           $789.0
        2002           $801.0
        2003           $708.0
      Q1 '04           $714.0


      Utilization of Prefabrication Processes - IES' size and 100% merit shop environment has allowed the Company to implement best practices across the organization as it relates to prefabrication. IES has invested in and utilizes prefabrication facilities to pre-assemble electrical components that can later be installed on site. This is safer, more cost effective and more efficient for IES and the customer. IES has prefabrication centers strategically located to service the U.S. on large scale projects.

Highly variable cost structure, with 80% of costs from labor and specific project related materials

      Cost Drivers

      IES' cost structure is highly variable. The three primary drivers of cost are labor, materials and insurance. Approximately 40% of IES' costs are from labor and labor related expenses, such as health insurance. As of September 30, 2003, IES had approximately 13,000 employees, and approximately 11,000 employees were field electricians. At the end of the first quarter of 2004, IES had approximately 12,300 employees. The number of field electricians is somewhat variable and fluctuates depending on the number and size of active projects undertaken. Approximately 2,000 employees were project managers, job superintendents and administrative and management personnel, including executive officers, estimators or engineers, office staff and clerical personnel.

      IES provides a health, welfare and benefit plan for all employees, subject to eligibility requirements, and has a 401(k) plan to which eligible employees may make contributions through a payroll deduction. IES matches cash contributions of 25% of each employee's contribution up to 6% of each employee's salary. IES also has an employee stock purchase plan through which eligible employees may contribute up to 100% of their cash compensation, with a maximum of $21,250 per year, toward the annual purchase of our common stock at a discounted price. Over 750 of IES' employees participated in this program during fiscal 2003.

      Material costs are almost 100% variable, and approximately 40% of the Company's costs incurred are for materials installed on projects. This component is variable based on the demand for services. Typically, IES incurs costs for materials once the Company begins work on the project. In most cases, IES orders materials as needed, has the materials shipped directly to the jobsite, and installs them within 30 days. Materials consist of commodity-based items such as conduit, wire and fuses, as well as specialty items such as fixtures, switchgear and control panels.


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Electrical Services, Inc. and is not an independent analyst report.

      IES is insured for workers' compensation, employer's liability, auto liability, general liability and employee healthcare, subject to large deductibles. Losses up to the deductible amounts are accrued based upon actuarial studies and estimates of the ultimate liability for claims incurred and an estimate of claims incurred but not reported. The accruals are based upon known facts and historical trends, and IES management believes such accruals to be adequate. Costs for employee healthcare, workers compensation and auto liability are somewhat variable based on staffing requirements.


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NYSE: IES          (C)2004 Integrated Electrical Services, Inc.          Page 11

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Electrical Services, Inc. and is not an independent analyst report.

      Three-Phase Strategic Plan
      --------------------------------------------------------------------------

      Strategic Plan

      In October 2001, IES implemented a three-phase strategic plan to strengthen the Company during the recent downturn in construction spending, further integrate the Company and focus on future growth. The first phase of the strategy Back to Basics is largely in place and is an ongoing process. Phase II One Company. One Plan. is 75% complete and focuses on the integration of the Company. Phase III Continued Growth was just initiated and is focused on expanding the Company through internal and acquisition-driven growth. The three phases of the plan are detailed in Exhibit 6 below:

      Exhibit 6
      A Well-Defined and Successful Strategy

-------------------------------------------------------------------------------------------------------
              PHASE I                            PHASE II                            PHASE III
-------------------------------------------------------------------------------------------------------
          BACK TO BASICS                  ONE COMPANY. ONE PLAN.                 CONTINUED GROWTH
 -    Build Backlog                  -    Regional Structure             -    Organic Growth
 -    Control Costs                  -    Financial Reporting and        -    Greenfield Growth
 -    Focus on Cash Flow                  Planning                       -    Strategic Acquisitions
                                     -    Employees                      -    Continue Back to Basics
                                     -    Safety                         -    Continue One Company. One
                                     -    Procurement                         Plan.
                                     -    Customers
                                     -    Continue Back to Basics

STATUS: IN PLACE AND ONGOING         STATUS: 3/4 COMPLETE                STATUS: EARLY STAGES

      Phase I - BACK TO BASICS

      Build Backlog - IES' backlog is currently $714 million, up from $708 million at the end of fiscal 2003. Backlog at the end of 2003 was down approximately 12% from where it was at the end of fiscal 2002. However, IES actually had an increase in new work added to backlog in fiscal 2003 versus fiscal 2002 ($665 million of new work in 2003 versus $590 million in 2002). IES has 7,000 contracts in backlog versus 6,500 at the end of fiscal 2002. The dynamics of the work has changed, allowing IES to turn its backlog quicker.

      Control Costs -- Over the past two years, IES has focused on controlling the costs of doing business. In 2001, the Company reacted quickly to the weakening economy. By focusing on efficiency, both in our home office and in the field, IES decreased overall selling, general and administrative (SG&A) expenses by 19% in 2002 and by an additional 12% in 2003. SG&A expenses as a percent of revenue were 10.6% in fiscal 2003 versus 11.8% in fiscal 2002. In the first quarter of 2004, IES' SG&A costs as a percent of revenues dropped to 10.1% essentially achieving the 10% goal established in the Back to Basics plan.


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NYSE: IES          (C)2004 Integrated Electrical Services, Inc.          Page 12

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

IES continues to operate more efficiently.

      Exhibit 7
      Improving Cost Structure

      --------------------------------------------
      Selling, General and Administrative Expenses
      --------------------------------------------
      (dollars in millions)

                                      As a % of Revenue
                                      -----------------
      2000                $221.5            13.2%
      2001                $214.1            12.6%
      2002                $174.2            11.8%
      2003                $153.7            10.6%

      Focus on Cash Flow -- IES had another strong year in terms of free cash flow generation. Free cash flow, defined as cash flow from operations ($40 million) less capital expenditures ($9 million), was $31 million in 2003. Continued strong cash flow generation is a result of close attention to operating profitability, with operating income margins increasing from 2.8% in 2002 to 3.7% in 2003. In addition, conservative capital expenditures through more efficient allocation of resources, collecting receivables and tax planning strategies have improved cash flow. IES believes free cash flow is a good gauge of operating performance in the construction industry, and it is the cash available to shareholders. In the first fiscal quarter of 2004, IES generated a record $4.7 million in free cash flow.

      Exhibit 8
      Record Levels of Free Cash Flow

IES improved its free cash flow generation by $58.7 million in 2002 and has continued to maintain that performance through the first quarter of 2004.

      -------------------------          ------------------------------
      ANNUAL FREE CASH FLOW*             HISTORICAL Q1 FREE CASH FLOW*
      -------------------------          ------------------------------
      (Dollars in Millions)              (Dollars in Millions)

      1999                -19.9          1999                 -$1.0
      2000                 14.8          2000                 -$3.3
      2001                -17.2          2001                -$26.8
      2002                 41.5          2002                 -$8.2
      2003                 31.4          2003                  $0.7
                                         2004                  $4.7

      * Cash Flow from Operations less Capital Expenditures.

      ------------------------------
      HISTORICAL Q1 FREE CASH FLOW*
      ------------------------------
      (Dollars in Millions)

      1999              -3.318
      2000             -26.817
      2001              -8.181
      2002               0.724
      2003                4.68

      * Cash Flow from Operations less Capital Expenditures.

      Phase II - ONE COMPANY. ONE PLAN.

      IES is comprised of electrical and communications contracting companies across the U.S., working together to achieve a more efficient and profitable organization. Phase II of IES plan is focused on integration and realization of potential operating efficiencies.

      Regional Structure - IES' subsidiaries are managed on a segment basis with one residential region and five geographic regions, which are primarily commercial and industrial. These regions are managed by Regional Operating Officers ("ROO's") who report directly to the Chief Operating Officer, and all aspects of planning and reporting are


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NYSE: IES          (C)2004 Integrated Electrical Services, Inc.          Page 13

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

      performed regionally. This lowers overall operating costs while improving management oversight. The regional structure has:

      O Increased responsibility of regional operating leaders and financial controllers

      O     Reduced the number of reporting entities

      O     Increased cross-utilization of employees among regions

      O     Implemented best practices on a regional basis

      Financial Reporting - The implementation of a financial reporting and planning system is over 80% complete, with two of six regions 100%
      converted. IES has conducted extensive training on the new system for project managers and financial controllers, which has improved overall project management skills. This system provides:

      O     Real-time access to regional financial reporting records

      O     Better management controls

      O     Increased data and analysis tools available to project managers

      O     Increased ability to analyze Company performance and business trends

      Employees - IES' employees are on a common benefit program and a standardized incentive compensation program. Additionally, IES implemented standardized training and development programs for all operations and project managers. The Company has completed phase one of that training at all locations and has begun phase two. As a result, IES has:

      O     Improved cross utilization of employees

      O     Improved project management skills and standardized processes across
            IES

      O     Lowered  overall  cost  structure  while   delivering  more  to  the
            employees

      Safety - IES has safety directors responsible for all locations as well as a national safety director and has implemented incident tracking to identify the cause of accidents in order to prevent future occurrences. IES has implemented frequent safety training, including weekly toolbox talks and a new employee safety orientation video. In three years, IES improved its OSHA recordable incident rate from 9.72 incidents per 100 employees to 2.99 incidents per 100 employees, which is a 69% improvement and 63% better than the national average for electrical contractors of 8.1 incidents. IES also improved its claims management process to provide assistance to employees and their families following an incident and ensure prompt employee care and closure of a claim. The results are:

      0     A continuously improving safety record

      0     Lower overall costs due to a reduction in incidents

      Exhibit 9
      IES' Safety Record Continues to Improve

Safety statistics continue to improve and are already twice as strong as the national average

      ---------------------
      RECORDABLE ACCIDENTS
      ---------------------
      (Per 100 Employees)

      2000                 9.72
      2001                 6.41
      2002                 4.65
      2003                 3.80
      Q1 2004              2.99

      Source: Company records.

      Procurement - At the end of fiscal 2001, IES implemented a new procurement strategy that involved forging relationships and alliances with manufacturers, service providers and distributors. These alliances include volume-based rebates, increased service commitments, funding for a company-wide procurement catalog and partial sponsorship


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NYSE: IES          (C)2004 Integrated Electrical Services, Inc.          Page 14

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Electrical Services, Inc. and is not an independent analyst report.

      of company-wide events. As part of this procurement strategy, IES put in place a system for tracking purchases more accurately. IES expects increased savings in 2004 because the Company has already increased the percentage of goods purchased through the program in the first quarter of 2004

      Exhibit 10
      Savings from the Procurement Program Continue to Increase

Savings from procurement program are increasing each year


      ----------------------
      PROCUREMENT SAVINGS
      ----------------------
      (Dollars in Millions)

      2002        $2.1
      2003        $2.5

      Customers - IES now manages its customers on a more national basis. The Company established a national customer database and began developing a centralized contract library as well as standardized contracts with larger customers and national marketing materials. These tools have:

      0     Improved customer relations on a national basis

      0     Increased the number of customers utilizing IES across the nation

      0 Increased number of projects with national scope and simultaneous multi-site installations

      Phase III - CONTINUED GROWTH

      Phase III of IES' strategy is focused on "Planning the Future" through organic, greenfield and acquisition growth while maintaining a high level of operating efficiency. IES has identified key growth markets where it will strive to be the market leader over the next few years. In some markets, IES needs to expand existing service offerings to achieve the goal, and in other markets, the Company will need to establish a presence through greenfield expansion or acquisition. An example of this is the acquisition of Riviera Electric in Colorado IES made in February of 2003. Colorado is projected to be a high growth market and IES did not previously have a significant presence there.

IES called $75 million of its 9 3/8% senior subordinated notes which will reduce debt by $25 million

      Capital Structure Improvements

      Across all three phases of IES' strategic plan, IES has implemented an increasingly conservative capital structure. IES is utilizing its free cash flow to set a solid foundation for the future. The Company reduced debt by $39.1 million in fiscal 2002, completed a two million share common stock repurchase program in 2003, and announced a new program in November that will total up to $13 million in stock repurchases over time. Additionally on February 27, 2004, IES called $75 million of 9 3/8% senior subordinated notes and entered into a new credit facility that extends to February 2008. The facility includes a $50 million funded term loan and a $125 million revolving line of credit. The proceeds from the term loan will be used to call the notes. The Company had $44.2 million in cash on December 31, 2003, and a portion of that cash will be used to call the notes. Based on the current LIBOR rate plus 2.75%, the retirement of debt would reduce pre-tax interest expense by approximately $5.3 million on an annual basis. However, there is a 4.7% call premium on the notes and some unamortized fees which will create a one-time after-tax charge of approximately $3 million for calling the $75 million in notes. The Company will continue to analyze opportunities to retire debt over time to reduce total debt levels to under $200 million. After these transactions, IES will have $223 million in total debt.


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NYSE: IES          (C)2004 Integrated Electrical Services, Inc.          Page 15

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Electrical Services, Inc. and is not an independent analyst report.

      First Quarter Results and Recent Earnings Guidance
      --------------------------------------------------------------------------

      Overview of the Quarter

      IES Generated record free cash flow for the first quarter.

      On January 27, 2004, IES announced first quarter results for the period ended December 31, 2003. The Company earned $0.16 per share for the quarter compared to $0.10 per diluted share in the same quarter last year. Net income for the first fiscal quarter includes the release of $1.4 million or $0.04 per share of a tax valuation allowance. Deferred tax valuation allowances were established upon the adoption of SFAS 142 during fiscal 2002. The remaining valuation allowance of $4.8 million will be evaluated quarterly and as events require to determine adequacy.

      For the first quarter of 2004, revenues were $359.8 million compared to revenues of $348.6 million for the first quarter one year ago. IES generated a record free cash flow of $4.7 million, which compares to $0.7 million of free cash flow in the first quarter of fiscal 2003. IES defines free cash flow as cash flow from operations less capital expenditures and uses this measure because the Company believes it is a good gauge of operating efficiency.

      Backlog

      Backlog as of December 31, 2004 was $714 million compared to $708 million at the end of the fourth quarter of 2003 and $766 million at the end of the first quarter of 2003. IES added $189 million of new larger project work, which is defined as projects greater than $300,000, to backlog during the first quarter compared to $148 million added during the fourth quarter of fiscal 2003 and $155 million during the first quarter of 2003. New work includes:

      0     $63 million of hotel, apartment and condominium projects

      0     $24 million of office buildings

      0     $24 million of water and utility projects

      0     $18 million of institutional projects

      0     $17 million of manufacturing and high technology projects

      0     $10 million of distribution centers

      0     $9 million of healthcare facilities

      0     $8 million of airport projects

      0     $6 million of communications projects

      0     $5 million of retail centers

      Outlook

      IES maintained its guidance for the year and expects diluted earnings per share of $0.55 to $0.75 and provided second fiscal quarter guidance of $0.10 and $0.15 per share.

      Exhibit 11
      Quarterly EPS Trends


      ------------------------------------------------------------------
                            2001      2002*       2003            2004P
      ------------------------------------------------------------------
        Q1 - Dec           $0.17    ($0.04)      $0.10          $0.16 A
        Q2 - Mar           $0.20      $0.05      $0.09    $0.10 - $0.15
        Q3 - Jun           $0.26      $0.19      $0.14        ---
        Q4 - Sep           $0.08      $0.06      $0.20        ---
                        ---------  --------- ---------- ----------------
        Full Year          $0.70      $0.25      $0.52    $0.55 - $0.75
      ------------------------------------------------------------------
      * Excludes charges related to a cumulative effect of change in accounting principle.


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NYSE: IES          (C)2004 Integrated Electrical Services, Inc.          Page 16

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Electrical Services, Inc. and is not an independent analyst report.

      Customer Overview
      --------------------------------------------------------------------------

      Customers

      IES has a diverse customer base in both the Commercial/Industrial segment and the Residential segment. IES typically works for a general contractor; however, in some cases, the Company works directly for the end users or owners such as manufacturers, utility companies, governments, or municipalities, property managers, hotel chains or health care facilities. IES is awarded work as a result of both of these relationships, and the Company is focused on fostering relationships and maintaining customer satisfaction with the end customer as well as the general contractor.

      Residential customers primarily include local, regional and national homebuilders and developers. Competitive factors particularly important in the residential market include the Company's ability to develop relationships with homebuilders and developers by providing services in each area of the country in which they operate. This ability has become increasingly important as consolidation has occurred within the residential construction industry, and homebuilders and developers have sought out service providers on whom they can rely for consistent service in all of their operating regions. This trend has positioned IES well, and it has relationships with many of the nations largest home builders and multi-family developers. The following is a listing of IES' leading end customers and general contractors in the Commercial/Industrial segment as well as IES' top single family and multifamily residential customers sorted alphabetically.

      Exhibit 12
      Top Commercial/Industrial and Residential Customers

---------------------------------------------------------------
End Customers                       General Contractors
---------------------------------------------------------------
3M                                  AMEC
Blue Cross / Blue Shield            Austin Industries
Four Season's Hotels                Beck Group
Gaylord Entertainment               Bovis Lend Lease
Hilton Hotel Corporation            Brasfield & Gorrie
Home Depot                          Centex Construction Group
Honda                               Flour Corporation
Hyatt Corporation                   Hannover Company
Intel                               Hensel Phelps Construction
Kohl's                              Hubbard Construction Group
Marriott International              J.E. Dunn Group
Midlothian Energy                   Kraft Construction
Nissan                              Lemoine Company
Omni Hotel                          Manhattan Construction
Publix                              MB Kahn Construction
Ritz Carlton Hotel Co.              Robins & Morton
Six Continents                      Skanska USA Building Inc.
Target                              Turner Corporation
Walgreen's                          Weitz Group LLC
Wal-Mart                            Whiting Turner Construction
---------------------------------------------------------------

------------------------------------------------------------------------------
Single Family                                   Multifamily
------------------------------------------------------------------------------
Ashton Woods Homes                              Apartment Builders LTD
Beazer Homes                                    Bovis Construction
First Texas (Broyd, Inc.)                       Camden Development
Gateway Homes (Champion Enterprises)            Donohoe Construction
Gehan Homes                                     Dwayne Henson and Associates
Grand Homes                                     Fairfield Development
Kaufman & Broad                                 Gibralter Construction Company
Kimball Hill Homes                              Global Construction Company
Lennar Homes                                    Greystar Development
Mansions Custom Homes                           JPI Construction
Newmark Homes                                   Lowder Construction Company
Perry Homes                                     Morgan Group
Plantation Homes (McGuyer Home Builders)        The Norsourth Corp.
Pulte Homes                                     Peachtree Residential
Royce Homes                                     Picerne
Ryland Homes                                    Postwood Builders (Long Lake)
Torrey Homes (D. R. Horton)                     Pride Builders
Trendmaker Homes (Weyerhaeuser)                 Spanos Construction
Weekley Homes                                   TCR Bissonnet Construction
                                                Whitco Construction Company
------------------------------------------------------------------------------

      National Projects

      The Company's nationwide presence and name recognition helps it to compete for larger national contracts with customers that operate throughout the U.S. This represents a growing market, and IES has made significant progress in pursuing these sizable accounts. A few of IES' current national customers include Wal-Mart, Marriott, Nordstrom, the U.S. Navy, Intel, Starbucks, Ryland Homes and Pulte Homes. IES' size and national service offering uniquely positions it as the only single source open shop electrical contracting service provider able to execute projects on a national basis. IES can execute these projects over time or on a simultaneous multi-site basis. IES is able to take on very large and complex projects often with a national scope that would exceed the capabilities and resources of most of its competitors.


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NYSE: IES          (C)2004 Integrated Electrical Services, Inc.          Page 17

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

      Finance and Accounting Overview
      --------------------------------------------------------------------------

      Financial Resources

      Access to resources is a key to success, especially in the recent construction environment. Many of IES' competitors have experienced reduced access to both bonding capacity and capital, which constrains their ability to effectively compete and bid on many jobs. As a result of size and track record, IES has adequate capacity. This, in conjunction with IES' new $175 million credit facility, provides a significant competitive advantage over most of its local competitors. IES is better able to bid on larger projects that require bonding and working capital.

      The Company has had a relationship with the same surety since IES' inception. Recently, the Company added a second or co-surety, thus increasing the amount of surety credit. IES' relationship with its sureties is such that it will indemnify them for any expenses they incur in connection with any of the bonds they issue on IES' behalf. In a market where bonding has become an issue for many of IES' competitors, the Company is fortunate to be in such a strong position as it relates to bonding capacity. To date, IES has not incurred significant expenses to indemnify its sureties for expenses they incurred on IES' behalf. As of December 31, 2003, the expected cost to complete on projects covered by surety bonds was approximately $226 million.

      Revenue Recognition

      The Company recognizes revenue when services are performed except when work is being performed under a fixed price construction contract. Such contracts generally provide that the customers accept completion of progress to date and compensate the Company for services rendered measured in terms of units installed, hours expended or some other measure of progress. Revenues from construction contracts are recognized on the percentage-of-completion method in accordance with the American Institute of Certified Public Accountants Statement of Position (SOP) 81-1 "Accounting for Performance of Construction-Type and Certain Production-Type Contracts." Percentage-of-completion for construction contracts is measured principally by the percentage of costs incurred and accrued to date for each contract to the estimated total costs for each contract at completion. The Company generally considers contracts to be substantially complete upon departure from the work site and acceptance by the customer. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Changes in job performance, job conditions, estimated contract costs and profitability and final contract settlements may result in revisions to costs and income and the effects of these revisions are recognized in the period in which the revisions are determined. Provisions for total estimated losses on uncompleted contracts are made in the period in which such losses are determined.

      Allowance for Bad Debt

      The Company has a policy in place to allow for potentially uncollectible accounts receivable. The policy requires monthly review of all accounts receivable and a specific


================================================================================
NYSE: IES          (C)2004 Integrated Electrical Services, Inc.          Page 18

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

      provision for problem accounts as well as a general reserve to provide for any unknown problems. As of December 31, 2003, the Company's allowance for bad debt reserves was $5.4 million or 2.2% of trade accounts receivable. It is very unusual for IES to have bad debt because IES has lien rights on most of the projects it provides services on.

      High Deductible Insurance

      Necessary insurance in the construction industry includes health, bodily injury, property damage and injured workers' compensation. IES maintains automobile and general liability insurance for third party health, bodily injury and property damage and workers' compensation coverage, which is appropriate to insure against these risks. The Company's third-party insurance is subject to large deductibles, and IES establishes reserves, and effectively self-insures for much of the exposures.

      Tax Planning

      IES' effective tax rate was impacted in the fourth quarter of 2003 and the first quarter of fiscal 2004 by the release of deferred tax valuation allowances that were established upon the adoption of SFAS 142 during fiscal 2002. IES has released $4.2 million of a tax valuation allowances through the first quarter of 2004 ($2.8 million in the fourth quarter of fiscal 2003 and $1.4 million in the first fiscal quarter of 2004) and the remaining valuation allowances of $4.8 million will be evaluated quarterly and as events require to determine adequacy. Excluding any future adjustments from these allowances, IES' effective tax rate should be consistent with historical levels. Currently, it is likely that cash taxes will be less than book taxes as a result of tax positions. IES has established a $26.1 million reserve in other non-current liabilities as of September 30, 2003, which the Company believes is adequate if these tax positions are successfully challanged by a taxing authority.

      Goodwill Impairment Analysis - SFAS 142

      Effective October 1, 2001, the Company adopted SFAS 142, "Goodwill and Other Intangible Assets," which establishes new accounting and reporting requirements for goodwill and other intangible assets. Goodwill attributable to each of the Company's reporting units was tested for impairment by comparing the fair value of each reporting unit with its carring value. Fair value was determined using discounted cash flows, market multiples and market capitalization. These impairment tests are required to be performed at adoption of SFAS No. 142 and at least annually thereafter. Significant estimates used in the methodologies include estimates of future cash flows, future short-term and long-term growth rates, weighted average cost of capital and estimates of market multiples for each of the reportable units. On an ongoing basis (absent any impairment indicators), the Company expects to perform its impairment test annually during the first fiscal quarter. The 2003 goodwill impairment analysis resulted in no impairment in value, given that each business unit's implied value, as determined by the analysis described above, was greater than the book value.


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NYSE: IES          (C)2004 Integrated Electrical Services, Inc.          Page 19

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

      IES' Officers and Management Structure
      --------------------------------------------------------------------------

      IES is fortunate to have a wealth of talent as a result of acquiring over 85 companies, many of them leading operators in their regions. Currently, 8 of IES' 12 officers, including the Regional Operating Officers, have previously served as presidents of acquired subsidiaries.

      The Executive Committee is supplemented by a regional operating structure consisting of five geographically based regions and a residential region. The regions are led by Regional Operating Officers ("ROOs") that report directly to the Company's Chief Operating Officer and Chief Executive Officer. Each ROO is supported by a Regional Controller ("RC") who is responsible for monitoring all financial aspects of operations within their region. Together, the ROO and RC maintain control and consistent application of policies and procedures throughout the Company. They provide a control environment to address financial operating results and concerns and carry out company initiatives.

      At the end of each quarter, the regions host a series of quarterly review meetings called "Home and Away" meetings. The CEO, COO, CFO, Regional Operating Officers and the Presidents of the subsidiaries attend these Home & Away meetings. Every other quarter, regions conduct these meetings at or near their "home" locations and on opposite quarters, attend an "away" meeting at the home office in Houston. These meetings facilitate face-to-face sharing of results, events, opportunities and concerns, allowing for sharing of best practices and cross-selling among the subsidiaries. Below is an overview of IES' senior officers who comprise the Executive Committee.

      H. "Roddy" Allen, P.E., 63, became Chief Executive Officer and President of IES in October 2001. Mr. Allen originally was President of H.R. Allen, which was acquired by IES in 1998. Prior to becoming CEO, Mr. Allen has held positions at IES including Chief Operating Officer, Senior Vice President of Eastern Operations, Regional Operating Officer, and President of H.R. Allen.

      Richard China, 45, has been Chief Operating Officer of the Company since October 2002. From May 2002 to October 2002, Mr. China was President of IES Communications, Inc. From August 1999 to May 2002, Mr. China served as a Regional Operating Officer of the Company. Prior to August 1999, Mr. China served as the President of Primo Electric Company, Inc., one of the Company's subsidiaries.

      William W. Reynolds, 45, has been the Chief Financial Officer and Executive Vice President of the Company since June 2000. Mr. Reynolds joined IES after having served as Vice President and Treasurer of Peoples Energy Corporation in Chicago, Illinois from 1998 to 2000. Prior to his appointment with Peoples Energy Corporation, Mr. Reynolds was Vice President and Project Finance Corporate Officer for MCN Energy Group, Inc. in Detroit, Michigan from 1997 to 1998. Prior to 1997, Mr. Reynolds spent 17 years with BP Amoco Corporation, serving in a variety of positions both internationally and domestically.

      Margery Harris, 43, has been the Senior Vice President of Human Resources of the Company since October 2000. From 1995 to 2000, Ms. Harris was employed by Santa Fe Snyder Corporation, a large global independent exploration and production company, serving most recently as Vice
      President of Human Resources. Prior to that Ms. Harris was a lead consultant with Hewitt Associates, a premier total compensation consulting firm.

      Robert Stalvey, 53, serves as Senior Vice President of Operations. He previously served as Vice President of Special Projects. In 1976, he became co-owner of Ace Electric, one of the original 16 IES subsidiaries.


================================================================================
NYSE: IES          (C)2004 Integrated Electrical Services, Inc.          Page 20

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

      Corporate Governance
      --------------------------------------------------------------------------

      Since IES' initial public offering ("IPO") in 1998, the Company has divided the duties of Chairman of the Board and Chief Executive Officer between two individuals. As a governance policy, this prevents a concentration of control with one person. Since the IPO, Byron Snyder has served as Chairman, and since late 2001, H. Roddy Allen has served as Chief Executive Officer.

      Board of Directors

      The IES board has significant representation from independent directors. The Board of Directors consists of 8 directors, of which five are independent. The inside board members include H. Roddy Allen, the President and Chief Executive Officer, Rick China, the Chief Operating Officer, and Byron Snyder, the Chairman of the Board and founder of IES, who is non-management, although not independent. This stands in contrast to the original board in 1998, consisting of 11 members, many of whom were among the 16 owners of the founding companies.

      The Board has four committees: Audit, Compensation,  Nominating/Governance
      and  Executive.  The  Audit,   Compensation,   and   Nominating/Governance
      committees are composed entirely of independent directors.

      During fiscal 2002, IES implemented an evaluation process in which the Board of Directors and those reporting directly to the CEO review the CEO anonymously and rate him on key business and management strengths. These ratings are reviewed by the Board and serve as an early warning system for potential problems.

      Controls

      IES also maintains a growing internal audit function, an important consideration for a company that has grown through acquisition and has numerous subsidiaries across the country. Currently, every subsidiary undergoes an internal audit at least once every three years, with approximately 20 internal audits performed each year.

      IES has in place an integrated system of internal controls, including management of operations, information systems and financial activities. These controls complement the regional operating structure established under the Company's One Company. One Plan. strategy and are designed to provide a framework of procedures, monitoring systems and certifications that enable the Company to ensure compliance with company policies as well as applicable rules and regulations.

      Although IES management believes an effective structure is in place to manage the business, there are inherent risks in the contracting industry especially as it pertains to fixed bid contracts that may experience fade in profitability over the life of the contract. Although the structure and controls are in place to minimize this and other risks, there is no guarantee that IES will not experience financial difficulties as a result of these risks. See the disclosure statement on page 4 for additional risk factors.

      Information Systems

      The Company only has 10 subsidiaries left to convert to its fully integrated Enterprise Resource Planning ("ERP") system known as Forefront. The Company expects that this implementation will be complete by January 2005. This system, while allowing real time access to subsidiary and project data, facilitates the implementation of standard and consistent financial controls throughout the Company.


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NYSE: IES          (C)2004 Integrated Electrical Services, Inc.          Page 21

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

      The Company's ERP system is complemented by consolidation software known as Financial Manager's Workbench. The implementation of this software is substantially complete and is already used for contract analysis and budgeting.

      The information obtained from these meetings and reports provides the Company with a strong platform to support its financial certification process. Section 302 of the Sarbanes-Oxley Act of 2002 ("SOX") requires the Company's Chief Executive Officer and Chief Financial Officer to certify the accuracy of the quarterly and annual financial statements of the Company. The purpose of the control environment and financial monitoring is to provide the Company's management with information that enables them to accurately and reliably make that certification. In this vein, each subsidiary president and controller provides a certification to IES management, and each Regional Operating Officer and Regional Controller provides a similar certification to management. These internal certifications include the scope, definitions and expectations outlined in the Sarbanes-Oxley certifications.

      Additionally, all of the IES' locations are joined on a common Wide Area Network ("WAN"). This platform enables the Company to access and monitor the computer servers at each subsidiary location and facilitates efficient communication across the Company. Stringent controls are in place limiting access to the data stored on each location's server.

      Internal Audit Program

      IES utilizes all of its corporate resources to monitor the Company's operations. The Company has in place an internal audit program that requires each subsidiary to undergo an internal audit at least once every three years. The internal audit reports are distributed to the subsidiary's management, to the Executive Committee and to the IES' Audit Committee of the Board of Directors. Audit findings are addressed, and a revisit is performed six months after the initial internal audit to ensure compliance.

Sarbanes-Oxley Act compliance required by September 2005

      Sarbanes-Oxley

      IES is currently assessing and documenting its internal controls for compliance with Section 404 of the Sarbanes-Oxley Act. The Company has established a team to assess and evaluate IES' compliance with this law. This team consists of members from finance, internal audit, and operations. IES has also contracted PriceWaterhouseCoopers to serve as consultants in the Company's efforts as well as co-sourcing the testing function. IES anticipates beginning internally testing the Company's internal controls in early summer. With the recent change in compliance date by the Securities and Exchange Commission, IES will be required to assert compliance for the fiscal year ending September 30, 2005 and the Company is committed in accomplishing documentation and evaluation of internal control structure over financial reporting to meet this deadline.

      Ethics Hotline

      IES has a confidential toll-free hotline for the purpose of reporting known or suspected events of theft, fraud or other financial abuse. The hotline is monitored by a third party and reported to the Company. Reported incidents are communicated to the proper management to investigate. The reported incidents, results of investigations and corrective actions taken are communicated to the Company's Audit Committee.


================================================================================
NYSE: IES          (C)2004 Integrated Electrical Services, Inc.          Page 22

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

IES' significant size and national presence allows it to successfully compete for stable sources of revenue

      Industry Overview
      --------------------------------------------------------------------------

      The electrical and low voltage contracting industry is highly fragmented, comprised of more than 70,000 companies, most of which are small, owner-operated businesses. Only a little over 1% of these companies have more than 100 employees and just a handful, like IES, have thousands of workers and the advantages of significant scale. According to EC&M Magazine, there were only 12 U.S. electrical contractors with revenues in excess of $200 million in 2003.

      As the largest electrical contracting company in the U.S., the source of IES' revenue is exceptionally stable. Virtually all construction and renovation work in the U.S. requires electrical contracting services, and electrical and low voltage work usually runs between 8%-12% of the cost of a commercial or industrial project and 5%-10% of the cost of a residential project. This percentage is substantially higher in high-end residential home building. Growth in the electrical contracting market has accelerated in recent years due to:

      * Complexity as a result of the increase in computer, security and communications systems in the workplace. Computers, printers and on-line access are a part of virtually every workstation, increasing the electrical and low voltage demands placed on a given system. New telecommunications systems have also increased the burden as well as networking of local and wide area computer systems.

      * The pace of electrical renovation of existing structures has increased, primarily as a result of more advanced computer and communications systems.

      * The increased focus on cost savings through energy management systems

      *     New electrical codes for power efficiency and safety

      *     National    energy    standards   have   been   revised    stressing
            energy-efficient lighting fixtures and other equipment.

      * Increased demand for backup power systems as the workplace has become more complex and more dependent upon technology.

      * Heightened requirements have increased demand and sophistication of security systems.

      * Increased demand for preventative maintenance to minimize disruption of power.

      The electrical contracting industry had difficult years in 2002 and 2003 due to the reduction in commercial and industrial construction spending. Commercial and industrial construction, which accounts for about 40% of revenues for IES, was down 18% in 2002 and 2% in 2003 according to preliminary figures from F.W. Dodge, the industry's primary source for construction data and forecasts. Achieving comparable growth in this sector was particularly difficult when compared to the record year in 2000, the strongest year on record for commercial/industrial construction spending. The strong demand in the late 1990's and early 2000 increased the supply of providers, which made the decreases in 2002 and 2003 particularly difficult due to excess capacity in the electrical service provider market. Exhibit 13 below details the movements of the electrical contracting market through the upswing and subsequent decline.


================================================================================
NYSE: IES          (C)2004 Integrated Electrical Services, Inc.          Page 23

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

While IES has less than a 2% share of the total electrical market, it has a 4%-5% share of the commercial and industrial market for electrical contracting.

      Exhibit 13
      Annual Electrical Contractor Revenues

        ------------------------------------------------------------------------------------------------------------------------
                                                         ELECTRICAL CONTRACTOR SALES
        ------------------------------------------------------------------------------------------------------------------------
        (Dollars in Billions)

        1995        1996        1997        1998        1999        2000        2001        2002    2003       2004E       2005E
        ----        ----        ----        ----        ----        ----        ----        ----    ----       -----       -----
        53.0        59.3        64.3        72.0        76.5        89.5        95.0        86.4    85.8       89.8        94.9

      Source: Electrical Contractor Magazine through 2001, IES estimates for 2002-2005 using total construction spending data from F.W. Dodge.

      Early indications are that commercial and industrial construction spending has begun to increase, and 2004 is projected to be a growth year, generating a 10% increase in commercial and industrial spending and a 1% increase in overall construction spending. Additionally, the growth drivers for the industry detailed above are long-term in nature and will continue to generate demand for electrical contracting services throughout the next several decades. Forecasts of the next 5 years from F.W. Dodge indicate a combined growth of over 37% in commercial and industrial spending, from which IES derives over 80% of its revenue and 16% in total construction spending into 2008.

      Residential construction, driven by record low mortgage rates, drove spending on single family housing construction up 13% in 2002 according to F.W. Dodge and is projected to have gone up another 11% in 2003. Residential construction spending in 2004 is expected to remain relatively flat versus 2003, but given the record spending levels in 2002 and 2003, a flat year will continue to provide significant opportunity in the residential sector, which is estimated to be 52% of the construction market in 2004. The low rates are so appealing currently that many people who would typically be apartment dwellers are becoming first-time homeowners instead. This caused the single family home and condominium market to remain quite strong in 2003. 2004 and 2005 overall residential construction is expected to assume a more sustainable level following the blistering pace set in 2003.


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NYSE: IES          (C)2004 Integrated Electrical Services, Inc.          Page 24

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

      Publicly Traded Peers

      IES is currently the only "pure play" publicly traded electrical contractor in the United States. Recently ranked the number one electrical contractor by EC&M Magazine, IES earned $300 million more in revenue than the runner-up, EMCOR. Specialty contractor competitors such as EMCOR provide other services besides electrical contracting such as mechanical contracting and building maintenance services as well as other operations. Below is an overview of some of the publicly traded specialty contractors:

      EMCOR

      The company operates internationally with locations in the United States, Canada, Europe, the Middle East and South Africa. Through over 70 operating companies, EMCOR employed 26,000 workers and generated about $4.53 billion in revenues in 2003, making it the largest specialty contractor as ranked by ENR in 2003. The company divides its business into four segments: (1) mechanical construction, (2) electrical construction,
      (3) facilities management, and (4) energy and technology services. In 2002, facilities services made up about 17% of revenues and the remainder was approximately equally divided between renovation/retrofit work and new construction. EMCOR's work tends to be concentrated in larger cities due to its union affiliation. This has allowed the company to win public transportation work to buffer it during the economic slowdown, though such public sector work is much lower in margin than private sector work.

      Quanta Services

      Quanta is a leading provider of specialized contracting services, with a focus on the electric power, telecommunications, broadband cable and gas pipeline industries. The company provides a comprehensive range of services, including the design, installation, maintenance and repair of many types of network infrastructure. Quanta has offices in 40 states, and operations in all 50 states, as well as Canada. Revenues in 2003 were approximately $1.64 billion.

      Comfort Systems

      The company focuses almost exclusively on the heating, ventilation and air conditioning market (known as HVAC) and is a leading provider of these services, with 2003 revenues of about $785 million. It ranks as the seventh largest specialty contractor in the U.S. In 2002, the company sold off 19 subsidiaries representing about $650 million in revenues to EMCOR. Comfort Systems now has 63 locations in 51 cities throughout the US.

      Dycom

      Dycom Industries Inc., headquartered in Palm Beach Gardens, Florida, is one of North America's largest telecommunications and electrical services companies. One of the oldest of the larger specialty contractors, the company was founded in 1969. Dycom has 30 operating subsidiaries. Dycom currently serves over 100 different customers in 48 states, with approximately 7,000 employees, based out of more than 200 locations throughout the United States. Revenues for fiscal year 2003 approximated $618 million. In 2002, Dycom acquired Arguss, a provider of infrastructure services to cable telecommunications companies, for about $85 million, expanding its geographical footprint within its existing customer base.

      Following is a chart that illustrates how IES differs from some of it closer peers. Notice that IES is the only pure play electrical contractor in the group. IES is also the only completely open shop electrical contractor, giving it significantly more flexibility on utilizing prefabrication and preassembly on projects, saving money and time.


================================================================================
NYSE: IES          (C)2004 Integrated Electrical Services, Inc.          Page 25

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

      Exhibit 14
      IES versus its Closest Peers

--------------------------------------------------------------------------------
                             Revenues(1)             MRR (2) as     Unionized
                   --------------------------------
                      EC      MC     FS    Other    % of Revenue    Workforce
--------------------------------------------------------------------------------
IES                  100%     -       -      -         26%             0%
EMCOR (3)             29%    44%     17%    10%        40%            75%


Quanta Services       53%     -       -     47%        40%            39%


Comfort Systems        3%    90%      -      7%        48%             0%

Dycom                  2%     -       -     98%        N/A             0%
--------------------------------------------------------------------------------
      (1) EC= Electrical Contracting, MC= Mechanical Contracting, FS= Facilities Services
      (2) MRR = Maintenance, Repair and Renovation
      (3) Not pro forma for the recent acquisition of a facilities services business.

      Competitors

      Typically, IES bids against a larger national competitor like EMCOR or one of the larger private participants such as Rosendin or Fisk on national projects or large regional projects, such as an airport. In addition to publicly traded peers, IES competes against private regional participants that range from $40 million to over $300 million in revenues, as well as smaller local competitors that can range anywhere from $2 million to $30 million in revenues. There are 10 electrical contractors with revenues between $200 million and $600 million based on 2002 revenue per ENR's "Top 600 Specialty Contractors" report. IES competes against many of these companies. However, it is only occasionally and in selected markets. There are another 100 or so companies in the $40 million to $200 million range, and of those companies, IES competes against approximately 40 in local and regional markets as well as in certain segments, such as utilities or multifamily residential.


================================================================================
NYSE: IES          (C)2004 Integrated Electrical Services, Inc.          Page 26

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

      Outlook and Valuation
      --------------------------------------------------------------------------

      Market Outlook

      F.W. Dodge now believes that construction spending increased about 3% in fiscal 2003, as single family housing construction growth of 11% boosted slower non-residential and non-building segments. Total non-building construction declined 8% in 2003 due to slow- downs in public works and utilities, and overall non-residential building construction decreased by 1%. There are several factors impacting construction this year. With declining incomes and tax dollars, states and the federal government have seen projected budget surpluses quickly turn to deficits, causing public works and institutional building projects to slow this year. Additionally, while interest rates are currently low, F.W. Dodge believes mortgage rates will begin a moderate upward movement in 2004 that will cause single family housing starts to flatten. In January 2004, housing starts were down slightly from December, however, the declines were attributed to extended cold weather in January.

      The years 2004 and 2005 are both projected to be stable in total construction spending, growing at an overall rate of 1% in 2004 and 1% in 2005, with annual double digit growth expected in the commercial and industrial construction markets where approximately 80% of IES' revenue is generated. Looking further forward, 2006, 2007 and 2008 are projected to see growth averaging nearly 5% per year.

      Below is a chart which outlines F.W. Dodge's construction spending projections through 2005. Non-residential building construction includes commercial and industrial construction as well as institutional construction which is comprised of schools, healthcare facilities and government and public buildings. Non-building construction includes spending on roads and other transportation projects and utilities.

      Exhibit 15
      U.S. Construction Market Outlook

---------------------------------------------------------------------------------------------
                                                             Market Growth

                                           --------------------------------------------------
                                                  2002A        2003E       2004E       2005E
---------------------------------------------------------------------------------------------
December 2003 Outlook
Non-Residential Building Construction               -9%          -1%          4%          9%
Residential Building Construction                   13%          11%          0%         -5%
Non-Building Construction                           -8%          -8%         -1%          4%

---------------------------------------------------------------------------------------------

Source: F.W. Dodge December 2003 Construction Marketing Forecasting.

      Exhibit  16  is  an  overview  of  F.W.   Dodges   construction   spending
      expectations through 2005 by market segment. Notice that most of IES' markets are projected to see significant growth over the next two years.


================================================================================
NYSE: IES          (C)2004 Integrated Electrical Services, Inc.          Page 27

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

      Exhibit 16
      Construction Growth by Market

Many of IES' more profitable markets are projected to have significant growth in 2004.

----------------------------------------------------------------------------------------------------------------
                               Company Data - 2003       F.W. Dodge           Proj. Const. Spending by Mkt.(1)
                                   % of Revenue             2002             2003           2004          2005
----------------------------------------------------------------------------------------------------------------
Commercial

Office Buildings                       6.1%                     -25%          -10%            11%           17%
Communications                         4.5%           Data Not Available
Other Commercial                       4.6%                      -5%           -7%             4%           13%
Retail                                 6.4%                      -5%            9%             7%           -1%
Institutions                           9.2%                      -3%            2%             0%            3%
Hotels and Condos                      9.1%                     -20%           13%            14%           24%
Health Care                            9.1%                      12%           -6%            -3%            4%

Industrial

Highway                                2.1%                       1%           -5%             0%            4%
Government                             1.2%                      -3%          -14%             3%            8%
Power and Utility(2)                   5.3%                     -51%          -28%           -15%          -12%
Distribution                           1.4%                     -17%          -14%            13%           21%
Manufacturing                          9.9%                     -35%           11%             8%           30%
Airport                                2.8%                      -3%           -2%             7%           10%
Water                                  1.8%                      15%           -6%            -2%            4%

Residential

Single family                          13.3%                     15%           11%            -1%           -8%
Multifamily                            5.8%                       3%           12%             6%            9%

                                                           Shading = Significant growth markets in '04 & '05
---------------------------------------------------------------------------------------------------------------------------------

      (1)   Source is December 2003 F.W. Dodge report and IES company data.

      (2) Market data includes electrical services provided for communications infrastructure which is why this market is in such a state of decline.


      IES' Weighted Average Cost of Capital ("WACC")

      IES believes its cost of capital, based on a WACC analysis, is approximately 11%. WACC is the combination of IES' cost of debt, which is approximately 6% after tax, and its cost of equity, which is between 15.5% and 16.5%. The calculation is based on using the average beta for the specialty contracting industry adjusted for the appropriate capital structure, a risk free rate of 4.0% to 4.5%, which is the recent 10-year government bond rate, and a target debt to capital for IES of between 30% and 40%. The WACC analysis also includes a 3.1% size premium for cost of equity given that IES is a small cap stock.

      Comparison of Historical Profitability Performance versus Construction Spending

      The industry is highly cyclical and driven to a large extent by construction expenditures. Growth in construction expenditures can vary widely from year to year, and this will have a flow-through impact on profitability of electrical, mechanical and other contractors. Construction spending, the primary business driver for IES and its competitors, is highly variable and can significantly impact profitability.

      Exhibit 17 below illustrates IES and its peers' gross profit margin and operating income margin over the past four years. With the exception of EMCOR, which generates over 20% of its revenues from facilities maintenance which is not tied to construction, the profit margins have contracted as commercial and industrial construction spending has declined.


================================================================================
NYSE: IES          (C)2004 Integrated Electrical Services, Inc.          Page 28

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

      Exhibit 17
      Profit Margins have declined as Commercial and Industrial Construction Spending has Declined

---------------------------------------------------------------------------------------------------------------------------------
                       Gross Profit Margin                                              Operating Income Margin
          -----------------------------------------------------------     -------------------------------------------------------
                 1999        2000        2001       2002       2003E          1999        2000        2001      2002       2003E
---------------------------------------------------------------------------------------------------------------------------------
IES*            21.2%       17.9%       18.2%      15.1%       14.3%          9.3%        3.9%        4.8%      2.8%        3.7%
EMCOR           10.2%       10.3%       11.5%      12.2%       10.7%          2.0%        2.3%        2.6%      2.9%        1.2%
Com. Syst.      21.4%       17.9%       17.9%      17.7%       16.9%          6.8%        1.3%        3.3%      2.0%        2.0%
Quanta*         23.2%       23.1%       20.5%      13.5%       12.2%         13.3%       12.6%       12.4%      4.2%        1.4%
---------------------------------------------------------------------------------------------------------------------------------

* IES and Quanta are actual numbers for 2003.

      Exhibit 18
      IES Peer Analysis

-------------------------------------------------------------------------------------------------------------------------------
                                  Fiscal     2/24/2004                 EPS                            Price/Earnings
                                                        -----------------------------------  ----------------------------------
      Company         Symbol      Year         Price       2002      2003E       2004E              2002     2003E       2004E
-------------------------------------------------------------------------------------------------------------------------------
Specialty Contractors
      EMCOR           EME         Dec             $39.77     $4.07      $1.64        $2.61             9.8x    24.3x     15.2x
      Comfort Sys.    FIX         Dec               6.48      0.14       0.13         0.28            46.3     49.8      23.1x
      Dycom           DY          Jul              25.13      0.53       0.36         1.00            47.4     69.8      25.1x
      Quanta          PWR         Dec               8.43      0.35       0.08         0.33            24.1    105.4      25.5x
-------------------------------------------------------------------------------------------------------------------------------
      Median                                                                                          35.2x    59.8x     24.1x
      Mean                                                                                            31.9x    62.3x     22.3x
-------------------------------------------------------------------------------------------------------------------------------

Engineering/Construction

      Shaw Group      SGR         Aug             $11.69     $2.26     $1.26        $0.55              5.2x     9.3x     21.3x
      Fluor           FLR         Dec              40.20      2.13      2.23         2.23             18.9     18.0      18.0x
      Jacobs          JEC         Sep              43.17      1.98      2.27         2.54             21.8     19.0      17.0x
-------------------------------------------------------------------------------------------------------------------------------
      Median                                                                                          18.9x    18.0x     18.0x
      Mean                                                                                            15.3x    15.4x     18.8x
-------------------------------------------------------------------------------------------------------------------------------
      IES(1)          IES         Sep             $10.59     $0.50      $0.52   $0.55 - $0.75         21.2x    20.4x  19.3x - 14.1x
-------------------------------------------------------------------------------------------------------------------------------

Source: First Call and various equity analyst reports.

(1) 2002 financial data for IES is before one-time charges of $15.2 million ($9.9 million after tax) and excludes the impact of SFAS 142.
(2) Shaw Group was not a member of the peer group included in IES' proxy statement.


================================================================================
NYSE: IES          (C)2004 Integrated Electrical Services, Inc.          Page 29

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

      Exhibit 19
      IES Peer Analysis

------------------------------------------------------------------------------------------------------------------------------------
                               Op. Income  EBITDA      Op. Income   EBITDA    TEV/Op. Inc.  TEV/EBITDA    TEV/Op. Inc.   TEV/EBITDA

    Company         Symbol        2003E    2003E          2004E     2004E        2003E        2003E           2004E        2004E
------------------------------------------------------------------------------------------------------------------------------------
Specialty Contractors
    EMCOR           EME             $54      $74            $77       $98         13.5x         9.8x            9.5x         7.5x
    Comfort Sys.    FIX              16       21             22        27         16.0         12.2            11.6          9.4
    Dycom           DY               26       65             79       122         46.1         18.5            15.4         10.0
    Quanta          PWR              49      111             86       153         26.3         11.6            14.9          8.4
------------------------------------------------------------------------------------------------------------------------------------
    Median                                                                        21.2x        11.9x           13.3x         8.9x
    Mean                                                                          25.5x        13.1x           12.9x         8.8x
------------------------------------------------------------------------------------------------------------------------------------

Engineering/Construction
    Shaw Group      SGR            $101     $146            $82      $114          7.7x         5.3x            9.5x         6.8x
    Fluor           FLR             265      345            270       348         11.5          8.9            11.3          8.8
    Jacobs          JEC             193      233            224       262         12.2         10.1            10.5          9.0
------------------------------------------------------------------------------------------------------------------------------------
    Median                                                                        11.5x         8.9x           10.5x         8.8x
    Mean                                                                          10.5x         8.1x           10.4x         8.2x
------------------------------------------------------------------------------------------------------------------------------------

    IES(1)          IES             $54      $69                                  11.3x         8.9x
------------------------------------------------------------------------------------------------------------------------------------


---------------------------------------------
                                   Consensus

    Company         Symbol        Growth Rate
---------------------------------------------
Specialty Contractors
    EMCOR           EME              15%
    Comfort Sys.    FIX              13%
    Dycom           DY               14%
    Quanta          PWR              13%
-------------------------------------------
    Median                           14%
    Mean                             14%
-------------------------------------------
                                     14%
Engineering/Construction
    Shaw Group      SGR              10%
    Fluor           FLR              13%
    Jacobs          JEC              15%
-------------------------------------------
    Median                           13%
    Mean                             13%
-------------------------------------------

    IES(1)          IES              20%
-------------------------------------------

Source: First Call, Value Line, various equity analysts reports. Consensus growth rates are from First Call.

(1) 2002 financial data is before one-time charges of $15.2 million ($9.9 million after tax) and excludes


================================================================================
NYSE: IES          (C)2004 Integrated Electrical Services, Inc.          Page 30

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

Integrated Electrical Services, Inc. Income Statement - Annual
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                               FYE - September 30,
                                                    2000            2001            2002            2003
------------------------------------------------------------------------------------------------------------
Revenues                                        $ 1,672,288     $ 1,693,213     $ 1,475,430     $ 1,448,553
Cost of services (including depreciation)         1,372,537       1,385,589       1,253,844       1,241,330
   Gross profit                                     299,751         307,624         221,586         207,223

Selling, general and administrative expenses        221,519         214,073         174,184         153,651

Restructuring charges*                                 --              --             5,556            --

Goodwill amortization                                13,211          12,983            --              --
------------------------------------------------------------------------------------------------------------
   Income from operations                            65,021          80,568          41,846          53,572

Other income (expense):

Interest expense                                    (23,230)        (26,053)        (26,702)        (25,744)

Other, net                                            1,008            (134)            964             781
------------------------------------------------------------------------------------------------------------
    Interest and other, net                         (22,222)        (26,187)        (25,738)        (24,963)
------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes and
    cumulative effect of change in
    accounting principle                             42,799          54,381          16,108          28,609

Provision (benefit) for income taxes                 21,643          25,671           6,175           8,179
------------------------------------------------------------------------------------------------------------

Net income (loss) before cumulative effect of
    change in accounting principle                   21,156          28,710           9,933          20,430
------------------------------------------------------------------------------------------------------------
Cumulative effect of change in
    accounting principle                               --              --           283,284            --
------------------------------------------------------------------------------------------------------------
Net income (loss)                               $    21,156     $    28,710     ($  273,351)    $    20,430
============================================================================================================
Diluted earnings (loss)  per share
    before cumulative effect of
    change in accounting principle              $      0.52     $      0.70     $      0.25     $      0.52
============================================================================================================
Cumulative effect of change in
    accounting principle                        $      0.00     $      0.00     ($     7.11)    $      0.00
============================================================================================================
Diluted earnings (loss) per share               $      0.52     $      0.70     ($     6.86)    $      0.52
============================================================================================================
Diluted shares used in the computation
    of earnings (loss) per share                     40,410          40,900          39,848          39,225

Key Margins
Gross Margin                                           17.9%           18.2%           15.0%           14.3%
SG&A Margin                                            13.2%           12.6%           11.8%           10.6%
Operating Margin                                        3.9%            4.8%            2.8%            3.7%
Interest Expense                                        1.4%            1.5%            1.8%            1.8%
Pretax Margin                                           2.6%            3.2%            1.1%            2.0%
Tax Rate                                               50.6%           47.2%           38.3%           28.6%
Net Income Margin                                       1.3%            1.7%            0.7%            1.4%
------------------------------------------------------------------------------------------------------------

Source:  Integrated Electrical Services SEC documents.

* Restructuring charges are associated with reorganizing the business and are primarily costs associated with reductions in staff.


================================================================================
NYSE: IES          (C)2004 Integrated Electrical Services, Inc.          Page 31

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

Integrated Electrical Services, Inc. Income Statement - Quarterly
---------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                                  Quarter Ended - Fiscal 2003               Fiscal '04
                                                        ------------------------------------------------------    -----------
                                                             12/02A        3/03A         6/03A        9/03A         12/03A
                                                        ------------------------------------------------------    ----------
Revenues                                                   $ 348,577     $ 343,135     $ 375,339     $ 381,502     $ 359,843
Cost of services (including depreciation)                    297,221       294,030       321,930       328,149       309,232
                                                           ---------------------------------------------------     ---------
   Gross profit                                               51,356        49,105        53,409        53,353        50,611

Selling, general and administrative expenses                  38,619        37,460        38,193        39,379        36,279
Restructuring charges
                                                           ---------------------------------------------------     ---------
   Income from operations                                     12,737        11,645        15,216        13,974        14,332

Other income (expense):
Interest expense                                              (6,456)       (6,343)       (6,397)       (6,548)       (6,459)
Other, net                                                       (90)          175           (19)          715            91
                                                           ---------------------------------------------------     ---------
   Interest and other, net                                    (6,546)       (6,168)       (6,416)       (5,833)       (6,368)
                                                           ---------------------------------------------------     ---------
Income (loss) before income taxes and
   cumulative effect of change in
   accounting principle                                        6,191         5,477         8,800         8,141         7,964
Provision (benefit) for income taxes
                                                               2,384         2,108         3,389           298         1,736
                                                           ---------------------------------------------------     ---------
Net income (loss) before cumulative effect of
   change in accounting principle                              3,807         3,369         5,411         7,843         6,228
                                                           ---------------------------------------------------     ---------
Net income (loss)                                          $   3,807     $   3,369     $   5,411     $   7,843     $   6,228
                                                           ===================================================     =========

Diluted earnings (loss) per share                          $    0.10     $    0.09     $    0.14     $    0.20     $    0.16
                                                           ===================================================     =========

Diluted shares used in the computation
  of earnings (loss) per share                                39,472        39,372        39,162        39,163        38,836

Key Margins
Gross Margin                                                    14.7%         14.3%         14.2%         14.0%         14.1%
SG&A Margin                                                     11.1%         10.9%         10.2%         10.3%         10.1%
Operating Margin                                                 3.7%          3.4%          4.1%          3.7%          4.0%
Interest Expense                                                 1.9%          1.8%          1.7%          1.7%          1.8%
Pretax Margin                                                    1.8%          1.6%          2.3%          2.1%          2.2%
Tax Rate                                                        38.5%         38.5%         38.5%          3.7%         21.8%
Net Income Margin                                                1.1%          1.0%          1.4%          2.1%          1.7%
---------------------------------------------------------------------------------------------------------------     ---------


================================================================================
NYSE: IES          (C)2004 Integrated Electrical Services, Inc.          Page 32

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

Integrated Electrical Services, Inc. Balance Sheet
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                                      September 30,                    Quarter Ended Dec. 31,
                                                              -------------------------------------------  ------------------------
                                                                    2001           2002         2003         2002           2003
-----------------------------------------------------------------------------------------------------------------------------------
Assets
Current Assets:

Cash and cash equivalents                                  $     3,475    $    32,779    $    40,201    $    19,062    $    44,153
Accounts Receivable:
  Trade, net of allowance                                      275,922        237,310        245,618        228,310        236,862
  Retainage                                                     64,933         62,482         68,789         61,844         68,829
  Related party                                                    222            153             67            144             36
Cost and estimated earnings in excess of billings on
uncompleted contracts                                           62,249         46,314         48,256         46,007         49,226
Inventories                                                     21,855         23,651         20,473         22,677         22,647
Prepaid expenses and other current assets                       23,858         35,041         23,319         35,066         24,728
                                                           -----------    -----------    -----------    -----------    -----------
   Total current assets                                        452,514        437,730        446,723        413,110        446,481

Property and equipment, net                                     70,343         61,577         52,697         58,899         50,756
Goodwill, net                                                  482,654        198,220        197,884        198,005        197,884
Other noncurrent assets, net                                    27,992         24,112         28,870         23,683         27,546
                                                           -----------    -----------    -----------    -----------    -----------
   Total assets                                            $ 1,033,503    $   721,639    $   726,174    $   693,697    $   722,667
                                                           ===========    ===========    ===========    ===========    ===========

Liabilities and Stockholder's Equity

Current Liabilities
Short-term debt and current maturities of long-term debt   $       679    $       570    $       256    $       467    $       186
Accounts payable and accrued expenses                          164,272        141,398        138,143        115,505        126,905
Income taxes payable                                               700           --             --              167           --
Billings in excess of costs and estimated  earnings
on uncompleted projects                                         50,234         51,548         41,913         45,383         42,067
                                                           -----------    -----------    -----------    -----------    -----------
   Total current liabilities                                   215,885        193,516        180,312        161,522        169,158

Long-term bank debt                                             12,000           --             --             --             --

Other long-term debt                                               872            504            195            381            169

Senior subordinated notes, net                                 273,210        247,935        247,927        247,932        247,924

Other noncurrent liabilities                                     2,892         25,252         30,183         26,651         32,002
                                                           -----------    -----------    -----------    -----------    -----------
   Total liabilities                                           504,859        467,207        458,617        436,486        449,253


Stockholders' Equity:
Preferred stock, $0.01 par value                                  --             --             --             --             --
Common stock, $0.01 par value                                      383            385            385            385            385
Restricted voting common Stock, $0,01 par value                     26             26             26             26             26
Additional paid in capital                                     428,697        428,427        427,709        428,420        429,804
Unearned Restricted Stock                                         --             --             --             --           (1,909)
Treasury stock, at cost                                         (9,181)        (9,774)       (16,361)       (10,795)       (16,918)
Retained earnings (deficit)                                    108,719       (164,632)      (144,202)      (160,825)      (137,974)
                                                           -----------    -----------    -----------    -----------    -----------
   Total shareholders' equity                                  528,644        254,432        267,557        257,211        273,414
                                                           -----------    -----------    -----------    -----------    -----------
   Total liabilities and stockholders' equity              $ 1,033,503    $   721,639    $   726,174    $   693,697    $   722,667
                                                           ===========    ===========    ===========    ===========    ===========

Source:  Integrated Electrical Services SEC documents.


================================================================================
NYSE: IES          (C)2004 Integrated Electrical Services, Inc.          Page 33

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

Integrated Electrical Services, Inc. Statement of Cash Flows
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                     Fiscal Year Ended September 30,               Quarter Ended Dec. 31,
                                                        --------------------------------------   ---- ------------------------------
                                                          2000         2001          2002         2003           2002         2003
                                                          -----        ----         -----        ----
-----------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities                    $  21,156    $  28,710    ($273,351)   $  20,430        3,807        6,228
Adjustments to reconcile net income
 (loss) to net cash provided by
 operating activities:
  Cumulative effect of change in
      accounting principle                                   --           --        283,284         --           --           --
  Allowance for doubtful accounts                           1,768          912        4,324        2,277          379         (389)
  Deferred income taxes                                      (177)      (4,938)       6,175        8,179         --         (1,430)
  Depreciation and amortization                            32,656       30,345       18,633       16,315        3,650        3,453
  (Gain) loss on sale of property and equipment              (145)        (287)       1,547           38           59           10
  Non-cash compensation charge                              5,378          568        1,422         --           --             83
  Gain on divestitures                                       --           --         (2,145)        (381)         (26)        --
  Changes in operating assets and liabilities
Increase (decrease) in:
  Accounts receivable, net                                (82,917)      26,163       30,943       (2,667)       8,401        8,962
  Inventories                                              (2,900)      (4,979)      (2,770)       3,011          873       (2,174)
  Costs and estimated earnings in
  excess of billings on
  uncompleted contracts                                   (11,489)     (10,785)      14,524       (1,545)         105         (970)
  Prepaid expenses an other current assets                 (1,096)     (15,640)      (9,824)       1,200          (27)         123
  Other noncurrent assets                                  (4,329)       2,840        3,199       (2,221)         429          673
Increase (decrease) in:
  Accounts payable and accrued expenses                    72,763      (37,831)     (37,739)       2,606      (10,075)      (8,330)
  Billings in excess of costs and
     estimated earnings on
     uncompleted contracts                                 15,131       (6,414)       3,709      (13,083)      (6,101)         154
  Other current liabilities                                (2,880)        (250)         172         --            167         --
  Other noncurrent liabilities                                295          220       11,264        5,144        1,612           34
                                                        ---------    ---------    ---------    ---------    ---------    ---------
       Net cash provided by (used in)
         operating activities                           $  43,214    $   8,634    $  53,367    $  39,303    $   3,253    $   6,427
                                                        ---------    ---------    ---------    ---------    ---------    ---------

Cash Flows from Investing Activities
  Proceeds from sale of property and equipment              2,742        1,467          895        2,339        1,056          223
  Additions of property and equipment                     (28,381)     (25,801)     (11,895)      (8,727)      (2,529)      (1,745)
  Purchase of businesses, net of cash acquired            (33,225)        (233)        --         (2,723)        --           --
  Sale of businesses                                         --           --          7,549        2,153        1,084         --
  Investments in securities                                (1,670)      (5,599)        (300)        (900)        --           (400)
  Additions to note receivable from affiliate                --         (1,250)        (583)        --           --           --
                                                        ---------    ---------    ---------    ---------    ---------    ---------
     Net cash used in investing activities              ($ 60,534)   ($ 31,416)   ($  4,334)   ($  7,858)   ($    389)   ($  1,922)
                                                        ---------    ---------    ---------    ---------    ---------    ---------

Cash Flows from Financing Activities
  Borrowings                                               63,434      231,744       74,613           77            5           40
  Repayments of debt                                      (48,278)    (192,811)     (97,941)     (16,309)     (15,835)        (139)
  Proceeds from sale of interest rate swaps                  --           --          4,040         --           --           --
  Purchase of treasury stock                                 --        (10,376)        (984)     (10,207)        (769)      (3,350)
  Payments for debt issuance costs                           --         (5,358)        --           (679)        --           --
  Proceeds from issuance of stock                            --          1,038         --           --             18           20
  Proceeds from issuance of stock to employees               --            980         --            821         --           --
  Proceeds from exercise of stock options                       3          270          543        2,274         --          2,876
                                                        ---------    ---------    ---------    ---------    ---------    ---------
     Net cash provided by (used in)
        financing activities                            $  15,159    $  25,487    ($ 19,729)   ($ 24,023)   ($ 16,581)   ($    553)
                                                        ---------    ---------    ---------    ---------    ---------    ---------

Net increase (decrease) in cash and
    cash equivalents                                       (2,161)       2,705       29,304        7,422      (13,717)       3,952

Cash and equivalents, beginning of period                   2,931          770        3,475       32,779       32,779       40,201
                                                        ---------    ---------    ---------    ---------    ---------    ---------
Cash and equivalents, end of period                     $     770    $   3,475    $  32,779    $  40,201    $  19,062    $  44,153
                                                        =========    =========    =========    =========    =========    =========

Supplemental disclosure of cash
  flow information
  Cash paid for:
      Interest                                          $  23,151    $  23,793    $  23,117    $  24,003    $     277    $     210

      Income taxes                                         24,832       30,667        5,091          599         --           --

Source:  Integrated Electrical Services SEC documents


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NYSE: IES          (C)2004 Integrated Electrical Services, Inc.          Page 34

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

      Appendix I - Construction Accounting Primer
      --------------------------------------------------------------------------

      As an electrical contractor, IES uses construction accounting conventions as prescribed under GAAP accounting. The primary issue surrounding construction accounting is recognition of revenue from longer-term construction contracts. With longer-term fixed-price contracts, contractors generally use the percentage of completion method of accounting. This method requires companies to estimate the percentage of a project that it has completed work on. There are several acceptable methods for determining percentage of completion such as: the ratio of costs incurred to date to the total expected costs at completion, the ratio of labor hours or dollars incurred to date to the total expected labor hours or dollars at completion, or any other rationale and systematic method. IES uses the ratio of costs incurred to date to the total expected costs at completion to estimate percentage of completion. Generally, if 40% of a project's cost has been incurred over a 6 month period then the company should recognize 40% of the revenues and 40% of the profits related to the project. The primary issue in percentage of completion accounting is the use of estimates for total costs at completion. If estimates change during a project, the impact of the change in profitability is recognized in the period in which the estimate is changed. The following example illustrates how changes in estimates can impact the profitability across periods.

      Example:

      O     Fixed price contract to be completed over 2 accounting periods.

      O     Total contract amount equals $1 million.

      O Cost of project to contractor is $850,000 for a 15% margin at completion.

Company Estimates are Correct Throughout Project

--------------------------------------------------------------------------------
                               Period 1          Period 2             Total
--------------------------------------------------------------------------------
Revenue                        $500,000          $500,000        $1,000,000
Cost of Goods Sold
                                425,000           425,000           850,000
                                -------           -------           -------
Gross Profit                    $75,000           $75,000          $150,000
Gross Margin                      15.0%             15.0%             15.0%
--------------------------------------------------------------------------------

The Project is Completed at a Higher Profit Than Originally Estimated
--------------------------------------------------------------------------------
                               Period 1          Period 2             Total
--------------------------------------------------------------------------------

Revenue                        $500,000          $500,000          $1,000,000
Cost of Goods Sold
                                425,000          400,000              825,000
                                -------          -------              -------
Gross Profit                    $75,000         $100,000             $175,000
Gross Margin                       15.0%            20.0%                17.5%
--------------------------------------------------------------------------------

      In the second example above, the original profit estimates are significantly understated. In period two, the profitability on the project rises as profits "catch up" to reflect a 17.5% margin over the life of the contract. For companies with long projects that last for 2 to 3 years, the risk of under- or overstating revenues and profitability for several quarters exists, but for companies with an average project life of 2 to 3 months, this risk is substantially reduced. The average project life at IES is only 6 to 8 months, so any inaccuracies in estimates are corrected fairly quickly. Additionally, because of IES' size and large number of projects, under- and overestimates across the Company will tend to offset each other.


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NYSE: IES          (C)2004 Integrated Electrical Services, Inc.          Page 35

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

      Under percentage of completion accounting, contract revenue is based on costs incurred while customer billings may be impacted by other factors such as achieving certain milestones, acceptance of completed work by the customer, or some other schedule. Because of this discrepancy, contract revenue recognized is usually different from the amount billed as the project progresses. When revenue recognized exceeds customer billings, the excess is reported as a current asset referred to as "costs and estimated earnings in excess of billings on uncompleted contracts." Sometimes it may be referred to as "underbillings" or "unbilled receivables" although these are not GAAP terms.

      Conversely, when customer billings exceed contract revenue recognized, the excess is reported as a current liability referred to as "billings in excess of costs and estimated earnings on uncompleted contracts." Sometimes it may be referred to as "overbillings" although this is not a GAAP term. When calculating days sales outstanding, underbillings should be added to accounts receivable, and overbillings should be subtracted from accounts receivable.

      The other balance sheet term that sometimes causes confusion is retainage. It is a current asset on the balance sheet that is a subcategory of accounts receivable. Often, some portion of payment is held at the completion of a contract for some period of time, almost like a warranty. The amount of retainage on a project is determined upfront when the terms of the contract are negotiated and is typically 5% to 10% of the overall revenue on the project.


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NYSE: IES          (C)2004 Integrated Electrical Services, Inc.          Page 36

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.